SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8‑K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT - March 13, 2012
(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

9227 Centre Pointe Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 425-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On March 13, 2012, AK Steel Corporation (“AK Steel”), a wholly-owned subsidiary of AK Steel Holding Corporation, completed the redemption of $73.3 million aggregate principal amount of its variable-rate tax-exempt industrial revenue bonds (“IRBs”). The Bank of New York Mellon Trust Company, N.A. and U.S. Bank National Association, in their respective capacities as trustee under the indentures governing the Redeemed IRBs, effected the redemption of the Redeemed IRBs at AK Steel's direction pursuant to the terms of such indentures. The aggregate redemption price for the Redeemed IRBs was approximately $73.3 million, an amount equal to 100% of the principal amount of the outstanding Redeemed IRBs, plus interest accrued to the redemption date, March 13, 2012. Specifically, the Redeemed IRBs included the following: (i) $36.0 million aggregate principal amount of variable rate tax-exempt IRBs (the “OAQDA Tax-Exempt IRBs”) issued by the Ohio Air Quality Development Authority (the “OAQDA”), (ii) $30.0 million aggregate principal amount of variable rate tax-exempt IRBs issued by the City of Rockport, Indiana (the “City of Rockport”), and (iii) $7.3 million aggregate principal amount of variable rate tax-exempt IRBs issued by the Butler County Industrial Development Authority in Butler County, Pennsylvania (the “BCIDA”).

Accordingly, as a result of the redemption of the Redeemed IRBs, AK Steel satisfied and discharged its obligations under the following agreements:

•	Loan Agreement dated as of June 1, 1996 between AK Steel (as successor-in-interest to Armco, Inc.) and the BCIDA;

•	Loan Agreement dated as of February 1, 1997 between AK Steel and the City of Rockport;

•	Loan Agreement dated as of February 1, 1998 between AK Steel and the City of Rockport; and,

•	Loan Agreement dated as of February 1, 1999 between AK Steel and the City of Rockport.

In addition, AK Steel satisfied and discharged its obligations under the Loan Agreement dated June 1, 2004 (“OAQDA Loan Agreement”) between AK Steel and the OAQDA with respect to the OAQDA Tax-Exempt IRBs. AK Steel continues to be obligated under the OAQDA Loan Agreement with respect to $26 million aggregate principal amount of taxable IRBs also issued by the OAQDA on June 1, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

	By:	/s/ David C. Horn
David C. Horn
Secretary

Dated: March 14, 2012